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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of UTI Energy Corp. on Form S-4 of our report dated January 31, 1999, except as to the information in the last two paragraphs of Note 17 for which the date is February 26, 1999, on our audits of the consolidated financial statements of Norton Drilling Services, Inc. as of November 30, 1998 and 1997 and for the years ended November 30, 1998, 1997 and 1996, which report is included in Norton Drilling Services, Inc.'s 1998 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."

                                            Robinson Burdette Martin & Cowan,
                                            L.L.P.

Lubbock, Texas
June 3, 1999